UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2013

NEW CENTURY BANCORP, INC.

(Exact name of registrant as specified in its charter)

North Carolina	000-50400	20-0218264
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 W. Cumberland Street, Dunn, North Carolina	28334
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (910) 892-7080

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth under Item 5.02(e) is incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On February 5, 2013, Kevin S. Bunn resigned from his position as executive vice president and chief banking officer of New Century Bancorp, Inc. (the “Company”), and its wholly owned subsidiary, New Century Bank (the “Bank”) to pursue other interests.

(e) In connection with Mr. Bunn’s resignation, the Company and the Bank entered into a Separation Agreement and General Release, effective February 5, 2013, with Mr. Bunn. Under the terms of the separation agreement, Mr. Bunn has agreed to release the Company and the Bank from all claims which may arise out of or are in any way connected with his employment by the Company and the Bank. The agreement includes confidentiality, non-disparagement, and non-solicitation provisions. Under the non-solicitation provisions, Mr. Bunn has agreed not to solicit the Bank’s customers for business for a period of one year following his separation from the Bank and has agreed not to solicit Bank employees for employment for a period of two years following his separation from the Bank.

In consideration for his agreement to the general release and these restrictive covenants and subject to compliance with the terms of the separation agreement, the Company and the Bank have agreed to continue to pay Mr. Bunn his current base salary of $13,639.25 per month (less applicable withholdings) for a period of one year following his separation date. Mr. Bunn will also receive reimbursement of insurance premiums for continued group health insurance coverage for a period of up to one year following his separation date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW CENTURY BANCORP, INC.

By:	/s/ Lisa F. Campbell
Lisa F. Campbell
Executive Vice President, Chief Financial Officer and Chief Operating Officer

Dated: February 7, 2013